Exhibit 10.05

AMENDMENT NO. 1

TO

HOLOGIC, INC.

1999 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The following amendments to the Hologic, Inc. (the “Corporation”) 1999 Amended and Restated Equity Incentive Plan (the “Plan”) were approved by the Board of Directors of the Corporation in December 2003, subject to the approval of the stockholders of the Corporation, which approval was obtained on March 1, 2004 at the Annual Meeting of Stockholders of the Corporation held on such date:

1. Section 7, Paragraph (b) is amended by deleting the paragraph its entirety and replacing it with the following:

“(b) Each Eligible Director serving as a Director on March 1, 2004 shall automatically be granted a Nonqualified Option to acquire 8,000 shares of Common Stock on March 1, 2004, and each Eligible Director who has served as a Director for six months shall automatically be granted a Nonqualified Option to acquire 8,000 shares of Common Stock on January 1 of each year thereafter, beginning with January 1, 2005, the option price for which shall be the Fair Market Value of the Common Stock on such date and the expiration of which shall be the tenth anniversary thereof.”

2. Section 5, Paragraph (a) is amended by adding the following new sentence to the end of such Paragraph:

“Subject to adjustment under subsection (b), the maximum aggregate number of shares of the Company’s Common Stock for which grants may be made to any employee during any fiscal year shall be 500,000 shares.”

Amendments effective as of March 1, 2004.